UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2015

LEXINGTON REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12386	13-3717318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, Suite 4015, New York, New York		10119-4015
(Address of principal executive offices)		(Zip Code)

(212) 692-7200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

___    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 8, 2015, James Grosfeld resigned as a Trustee of Lexington Realty Trust (the “Trust”). Mr. Grosfeld's resignation does not reflect any disagreement with management or the Board of Trustees (the “Board”) of the Trust.

On December 9, 2015, the Board appointed Lawrence L. Gray to the Board. Mr. Gray, age 51, is Chief Executive Officer of GrayCo, Inc., a private real estate company that owns and manages apartment communities, master planned community investments and timberlands located throughout the Southeast. Prior to becoming Chief Executive Officer of GrayCo in 2010, Mr. Gray spent seventeen years in the investment banking business, most recently serving as Managing Director - Head of Real Estate Investment Banking and Principal Finance at Wachovia Corporation. Mr. Gray has extensive real estate investment and corporate finance experience.

Mr. Gray has no family relationships with any trustee, executive officer or person nominated or chosen to become a trustee or executive officer of the Trust. Mr. Gray is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board determined that Mr. Gray is independent of the Trust and its management under applicable regulations, the NYSE listing standards and the standards set forth in the Trust's Corporate Governance Guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: December 11, 2015	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer